                                                                     Exhibit (B)

[LOGO OF FIRST UNION APPEARS HERE]


April 8, 1998


Richfood Holdings, Inc.
4860 Cox Road
Glen Allen, Virginia 23060
Attention:  Mr. John C. Belknap
            Executive Vice President and
            Chief Financial Officer

                     Re:  Commitment for Credit Facilities
                          --------------------------------

Gentlemen:

     Richfood Holdings, Inc. (the "Company") has advised First Union National Bank ("First Union") that the Company intends to make a tender offer to acquire Dart Group Corporation ("Dart") by merger or stock acquisition (the "Dart Acquisition") pursuant to merger or stock acquisition documents (the "Acquisition Documents") to be negotiated and entered into between the Company and Dart. Based on First Union's present understanding of the proposed transaction, First Union anticipates that the Company would enter into a Credit Agreement with certain financial institutions (the "Bank Credit Facility"), having substantially the terms set forth on the summary of terms and conditions attached hereto (the "Term Sheet"), providing for credit facilities in an aggregate amount of $450 million, $250 million of which would be a revolving credit facility and $200 million of which would be a term loan facility.

     First Union understands that the borrowings under the Bank Credit Facility will provide funds sufficient to enable the Company to consummate the Dart Acquisition, to refinance certain existing indebtedness of the Company and of Dart, to finance capital expenditures and other permitted acquisitions, to pay related fees and expenses and to provide for working capital and other general corporate purposes.

     Based upon and subject to the foregoing and to the terms and conditions set forth below and in the Term Sheet, First Union is pleased to confirm its commitment (this "Commitment") to provide the Bank Credit Facility to the Company. First Union's obligation to provide the Bank Credit Facility pursuant to this Commitment is subject to (i) the Company's written acceptance of the letter from First Union and First Union Capital Markets, a division of Wheat First Securities, Inc. ("Capital Markets" or the "Arranger") to the Company of even date herewith (the

Richfood Holdings, Inc.
April 8, 1998
Page 2


"Fee Letter"), pursuant to which the Company agrees to pay First Union and Capital Markets certain fees in connection with the Bank Credit Facility as more particularly set forth therein, (ii) the completion of a definitive credit agreement and related documentation for the Bank Credit Facility, customary for transactions of this type, in form and substance satisfactory to First Union,
(iii) completion of all documentation relating to the Dart Acquisition including the Acquisition Documents in form and substance reasonably satisfactory to First Union; (iv) compliance with all applicable laws and regulations (including compliance of this Commitment and the transactions described herein with Regulation U of the Federal Reserve Board and all other applicable federal banking laws, rules and regulations), and (v) the satisfaction of all other conditions described herein, in the Term Sheet and in such definitive documentation. Further, this Commitment is subject to there not having occurred any material adverse disruption or other change in the financial, banking or capital markets that has had or could have a materially adverse effect, in First Union's sole opinion, on the syndication of the Bank Credit Facility.

     It is agreed that First Union will act as the sole administrative agent (the "Administrative Agent") for any other Lenders under the Bank Credit Facility. First Union, through Capital Markets, will also serve as sole arranger and manager of the syndication effort to form a syndicate of financial institutions (collectively with First Union, the "Lenders") reasonably satisfactory to the Company and Capital Markets and to exercise its reasonable good faith efforts to syndicate all or a portion of the Bank Credit Facility.
In connection with such syndication effort, First Union will manage all aspects of the syndication, including without limitation making decisions as to the selection and number of institutions to be approached and when such institutions will be approached, the award of titles (if any), when commitments will be accepted, which institutions will participate, the allocations of commitments among syndicate Lenders and the amount and distribution of fees payable to syndicate Lenders. As part of this process, First Union will consult with the Company regarding the selection and number of institutions to be approached.

     First Union reserves the right, prior to or after the execution of definitive documentation with respect to the Bank Credit Facility, and as part of any syndication thereof or otherwise, to arrange for the assignment of a portion of this Commitment, in accordance with the Term Sheet, to one or more mutually acceptable financial institutions that will become Lenders and party to such definitive documentation. In addition, in connection with any such syndication, the Company acknowledges that First Union may allocate a portion of the fees payable under the Fee Letter to such other Lenders. It is agreed, however, that no Lender will receive compensation from or on behalf of the Company outside the terms contained herein and the Fee Letter in order to obtain its commitment to participate in the Bank Credit Facility.

     The Company understands that First Union intends to immediately commence the syndication efforts upon the signing of this letter by the Company. The Company agrees to assist First Union in promptly completing a mutually satisfactory syndication including, without limitation: (a) to provide, upon the Arranger's reasonable request, financial and organizational information for syndication purposes (including proforma financial projections covering the term

Richfood Holdings, Inc.
April 8, 1998
Page 3


of the Bank Credit Facility); (b) to make available the relevant management personnel related to the financing or operations of the Company or Dart for meetings with potential syndicate members upon reasonable notification; and (c) any other reasonable request by the Arranger to facilitate the syndication of the Bank Credit Facility. The syndication will be accomplished by a variety of means including direct contact during the syndication between senior management of the Company and its subsidiaries and First Union and Capital Markets and their respective affiliates and advisors. First Union reserves the right to engage the services of Capital Markets and other of its affiliates in furnishing services to be performed by First Union as contemplated herein and to allocate (in whole or in part) to any such affiliates any fees payable to it in such manner as First Union and its affiliates may agree in their sole discretion. The Company agrees that First Union may share with any of its affiliates and advisors any information related to the transaction or any other matter contemplated hereby, on a confidential basis.

     The Company also agrees that First Union and its affiliates will be afforded during the term of the Bank Credit Facility an opportunity to offer proposals to provide (i) any capital markets transactions, including equity underwriting and debt placement, to be entered into by the Company, any of its subsidiaries, or any of their respective affiliates, (ii) any interest rate caps, currency swaps and other hedging transactions to be entered into by the Company, any of its subsidiaries, or any of their respective affiliates and
(iii) cash management, funds transfer, trade, corporate trust and securities services to be obtained by the Company, any of its subsidiaries or their respective affiliates.

     By executing this letter, the Company agrees to reimburse First Union and Capital Markets from time to time on demand for all reasonable out-of-pocket fees, syndication expenses and other expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Mays & Valentine, L.L.P., as counsel to First Union and Capital Markets) incurred in connection with the Bank Credit Facility, including the preparation of definitive documentation for the Bank Credit Facility and the transactions contemplated hereby. By executing this letter, the Company further agrees to indemnify and hold harmless First Union, Capital Markets, each other Lender and each director, officer, employee, attorney and affiliate of First Union, Capital Markets and each other Lender (each such person or entity referred to hereafter as an "Indemnified Person") from any losses, claims, costs, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto) to which any Indemnified Person may become liable to any third party, insofar as such losses, claims, costs, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto) arise out of, in any way relate to, or result from, this letter, the Bank Credit Facility or the transactions contemplated hereby and thereby and to reimburse upon demand each Indemnified Person for any and all legal and other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, cost, damage, expense or inquiry or investigation with respect thereto; provided that the Company shall have no obligation under this indemnity provision for liabilities resulting from the gross negligence or willful misconduct of any Indemnified Person. The foregoing provisions of this paragraph shall be in addition to any right that an Indemnified Person shall have at

Richfood Holdings, Inc.
April 8, 1998
Page 4

common law or otherwise. No Indemnified Person shall be responsible or liable for consequential damages which may be alleged as a result of this letter or any of the transactions referred to herein. The provisions of this paragraph shall remain in full force and effect until the definitive documentation shall be executed and delivered and notwithstanding the termination of this letter or the commitment of First Union or Capital Markets hereunder or the failure of the Bank Credit Facility to close.

     The Company acknowledges and agrees that the services of Capital Markets as Arranger will be on an exclusive basis during the term of this letter and that, during such term, no other bank or other financial institution will be engaged by the Company or any of its subsidiaries regarding any other proposed senior bank facility for the Company or its subsidiaries.

     Except as required by applicable law, this letter, the Term Sheet, the Fee Letter and the contents hereof and thereof will not be disclosed by the Company or any of its subsidiaries to any third person or entity without the prior consent of First Union and Capital Markets, such consent not to be unreasonably withheld, other than to the Company's attorneys, financial advisors and accountants, in each case in connection with the Company's evaluation hereof and to the extent necessary in the Company's reasonable judgment. The Company acknowledges and agrees that First Union and Capital Markets may share with their respective affiliates, on a confidential basis, any information relating to the Bank Credit Facility and the Company and its subsidiaries. First Union and Capital Markets may disclose information relating to the Bank Credit Facility to Gold Sheets and other similar bank trade publications, with such
            -----------
information to consist of deal terms and other information customarily found in such publications, with the consent of the Company, such consent not to be unreasonably withheld.

     This Commitment shall terminate at 5:00 p.m. (Charlotte time) on April 10, 1998, unless this Commitment is accepted by the Company in writing prior to such time and, if accepted prior to such time, shall expire at the earlier of (i) consummation of the Dart Acquisition or another transaction or series of transactions in which the Company acquires all or a substantial portion of the assets or stock of Dart, (ii) termination of the Acquisition Documents regarding the Acquisition, (iii) the occurrence of any event that has, or could be expected to have, a material adverse effect on the business, properties, operations or conditions (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or Dart, and (iv) 5:00 p.m. (Charlotte time) on July 31, 1998, if the closing of the Dart Acquisition shall not have occurred by such time.

     This Commitment, the Term Sheet and the Fee Letter shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia without reference to conflict of law principles thereof, and together constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof. This Commitment supersedes any prior or contemporaneous agreement or understanding between any parties hereto with respect to the subject matter hereof. No party or person has been authorized

Richfood Holdings, Inc.
April 8, 1998
Page 5


by First Union or Capital Markets to make any oral or written statements inconsistent with this letter. This Commitment may not be assigned without the prior written consent of First Union.

     This letter may be executed in any number of counterparts by the parties hereto, each of which so executed shall be deemed to be an original binding on such parties, and all of which taken together shall constitute one and the same instrument.


                  [Remainder of page intentionally left blank]

Richfood Holdings, Inc.
April 8, 1998
Page 6


     If the Company is in agreement with the foregoing, please sign the enclosed copy of this Commitment and return it to First Union and Capital Markets, together with an executed copy of the Fee Letter and the Acceptance Fee (as defined in the Fee Letter), by no later than 5:00 p.m. (Charlotte time) on April 10, 1998.

                                  Sincerely,

                                  FIRST UNION NATIONAL BANK


                                  By:  /s/ Douglas T. Davis
                                       -----------------------
                                  Name:    Douglas T. Davis
                                         ---------------------
                                  Title:   Vice President
                                         ---------------------


                                  FIRST UNION CAPITAL MARKETS, a
                                   division of Wheat First Securities, Inc.


                                  By:  /s/ Andrew J. Gamble
                                       -----------------------
                                  Name:    Andrew J. Gamble
                                         ---------------------
                                  Title:   Managing Director
                                         ---------------------


Agreed to and accepted this
8th day of April, 1998.
---

RICHFOOD HOLDINGS, INC.


By:  /s/ John C. Belknap
     ----------------------
Name:    John C. Belknap
       --------------------
Title:   EVP/CFO
       --------------------

                            RICHFOOD HOLDINGS, INC.
                        SUMMARY OF TERMS AND CONDITIONS
                        -------------------------------



Borrower:                 Richfood Holdings, Inc. ("Richfood" or the "Company")

Administrative Agent:     First Union National Bank ("First Union" or the
                          "Agent")

Arranger:                 First Union Capital Markets, a division of Wheat First
                          Securities, Inc.

Lenders: First Union and a group of lenders to be selected by the Company, the Arranger and First Union.

Facilities/Amounts:  (1)  $250 million five-year revolving credit facility (the
                          "Revolving Credit Facility"), which will include a $25 million letter of credit subfacility and a $30 million swing line facility provided by First Union. Availability under the Revolving Credit Facility will be reduced by the aggregate amount of the letters of credit outstanding under the letter of credit subfacility (and unreimbursed draws thereunder) and the aggregate amount of loans outstanding under the swing line facility.

                     (2) $200 million 18 month term loan (the "Term Loan Facility").

Purpose:             (1)  The proceeds of the Revolving Credit Facility will be used by the Company to finance the acquisition (the
                          "Dart Acquisition") of Dart Group Corporation
                          ("Dart"), to refinance certain existing indebtedness of Richfood and Dart, to finance capital expenditures and other permitted acquisitions, to provide working capital and for other general corporate purposes.

                     (2) The proceeds of the Term Loan Facility will be used by the Company to finance the Dart Acquisition, to refinance certain existing indebtedness of Richfood and Dart, and to pay related fees and expenses.

Maturity:            (1)  The Revolving Credit Facility will mature five years
                          after the date of closing.

                     (2) The Term Loan Facility will mature 18 months after the date of closing.

Security:                 The Company's obligations under the Revolving Credit
                          Facility and the Term Loan Facility will be secured by a pledge of and a first priority, perfected security interest in the stock of all


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First Union Capital Markets Group

Richfood Holdings, Inc. - Summary of Terms and Conditions                      2
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                          subsidiaries of the Company (other than any one or
                          more such subsidiaries which is subject to legal, regulatory or contractual restrictions which restrict the pledge of such stock), now owned or hereafter acquired, pursuant to one or more stock pledge agreements in form and substance satisfactory to First Union. The pledge of the stock of the Company's subsidiaries will be released at such time as the Company's senior debt rating is reaffirmed as investment grade (BBB- or higher from Standard & Poor's Ratings Group, a division of McGraw-Hill Companies, Inc. ("S&P") or the equivalent from Moody's Investors Service, Inc. ("Moody's")) by S&P and by Moody's, if Moody's is then providing a senior debt rating for the Company.

Guaranties:               The Company's obligations under the Revolving Credit
                          Facility and the Term Loan Facility will be unconditionally guaranteed by all subsidiaries of the Company (other than any one or more such subsidiaries which is restricted from providing such a guarantee as a result of legal, regulatory or contractual restrictions), now owned or hereafter acquired, pursuant to one or more guaranty agreements in form and substance satisfactory to First Union. The guarantees of the Company's subsidiaries will be released at the same time as the pledge of the stock of the Company's subsidiaries is released as provided above.

Mandatory
Prepayments:              The Credit Agreement will contain provisions which
                          require the Company to prepay the outstanding principal balance of the Term Loan Facility with the net proceeds of new equity offerings and new issuances of senior debt and with the net proceeds of any sale of Trak Auto Corporation, Crown Books Corporation,
                          Total Beverage Corporation or any real estate assets of Dart which occurs after the Dart Acquisition.

Optional
Prepayments:         (1)  The Company may prepay amounts outstanding under the
                          Revolving Credit Facility, without premium or penalty
                          (other than breakage costs in the event that any such prepayment occurs during a LIBOR interest period), and reborrow such amounts up to the maximum amount of the Revolving Credit Facility upon the terms and subject to the conditions to be set out in the Credit
                          Agreement.

                     (2) The Company may prepay amounts outstanding under the Term Loan Facility, without premium or penalty (other than breakage costs in the event that any such prepayment occurs during a

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First Union Capital Markets Group

Richfood Holdings, Inc. - Summary of Terms and Conditions                      3
--------------------------------------------------------------------------------

                          LIBOR interest period), upon the terms and subject to the conditions to be set out in the Credit Agreement.

Voluntary Reduction
of Revolving Credit
Commitment:               The Company will have the option from time to time
                          during the term of the Revolving Credit Facility to reduce the maximum amount available under the Revolving Credit Facility (with a corresponding reduction in the facility fees due under the Credit
                          Agreement) upon the terms and subject to the conditions to be set out in the Credit Agreement, without premium or penalty (other than breakage costs in the event that any such reduction causes a prepayment to occur during a LIBOR interest period).

Interest Rate Options:    Principal advances under the Revolving Credit Facility
                          and the outstanding principal balance of the Term Loan
                          Facility will bear interest, at the option of the Company, at either (i) the Base Rate plus the Applicable Margin, or (ii) Adjusted one, two, three or six-month LIBOR plus the Applicable Margin. The
                          Company will also have a competitive bid interest rate option under the Revolving Credit Facility upon the terms and conditions to be specified in the Credit
                          Agreement.

                          The Base Rate means the higher of (i) First Union's Prime Rate, or (ii) the Federal Funds Rate plus 0.50%. Adjusted LIBOR means the London Interbank Offered Rate, as reported by Telerate, adjusted for applicable reserves, if any.

                          Swing line loans will bear interest at the Base Rate as it exists from time to time, minus 1-1/2% per annum, with such rate to change as of the date of each change in such Base Rate.

                          Interest rates will be selected and set, and accrued interest will be due and payable, as provided in the Credit Agreement.

Interest Rate Margins:    The Applicable Margin for Loans when bearing interest
                          based upon the Base Rate will be 0%. The Applicable
                          Margin for Loans when bearing interest based upon Adjusted LIBOR will vary based on the ratio of the Company's Total Funded Debt to EBITDA Ratio (as defined below) in effect from time to time during the term of the Revolving Credit Facility and the Term
                          Loan Facility (see Appendix A attached hereto for
                          Applicable Category and Applicable Margin definitions).


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First Union Capital Markets Group

Richfood Holdings, Inc.-Summary of Terms and Conditions                       4
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Default Rate:       After the occurrence and during the existence of an Event of
                    Default under the Credit Agreement, interest on the Revolving Credit Facility and the Term Loan Facility will accrue at a rate equal to the then highest rate (including the Applicable Margin) which may be applicable plus 2.0%.

Facility Fee:       The Company will pay to the Agent for the account of the
                    Lenders a facility fee with respect to the Revolving Credit
                    Facility based on the maximum amount thereof, which facility fee will vary based on the Company's Total Funded Debt to EBITDA Ratio in effect from time to time during the term of the Revolving Credit Facility (see Appendix A for Applicable
                    Category and facility fee definitions). The facility fee will be payable quarterly in arrears.

Letter of Credit
Fees: With respect to each letter of credit issued under the letter of credit subfacility under the Revolving Credit Facility, the Company will pay (1) to the Agent for the account of the Lenders an annual letter of credit fee equal to the daily average Applicable Margin for Libor Loans under the Revolving Credit Facility (or 30% of such Applicable Margin in the case of trade letters of credit), as it exists during the applicable period, multiplied by the daily average face amount of the letter of credit during the applicable period, and (2) to the Agent for its own account an annual facing fee equal to 1/8th of 1% of the face amount of the letter of credit. The letter of credit fees will be payable quarterly in arrears.

Representations
and Warranties:     The Credit Agreement will contain the same representations and warranties as are contained in the existing Credit
                    Agreements, each dated February 27, 1998, by and among the Company, the lenders party thereto and First Union as Administrative Agent (the "Existing Credit Agreements"), and such other representations and warranties as First Union determines to be necessary or advisable to accommodate and reflect the Dart Acquisition. The Existing Credit Agreements contain representations and warranties relating to the following:

                    (a)  Organization, Power, Qualification
                    (b)  Ownership
                    (c)  Authorization of Agreement, Loan Documents and
                         Borrowing
                    (d) Compliance of Agreement, Loan Documents and Borrowing with Laws
                    (e)  Compliance with Law, Governmental Approvals
                    (f)  Tax Returns and Payments


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First Union Capital Markets Group

Richfood Holdings, Inc.-Summary of Terms and Conditions                       5
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                    (g)  Intellectual Property Matters
                    (h)  Environmental Matters
                    (i)  ERISA
                    (j)  Margin Stock
                    (k)  Government Regulation
                    (l)  Material Contracts
                    (m)  Employee Relations
                    (n)  Burdensome Provisions
                    (o)  Financial Statements
                    (p)  No Material Adverse Change
                    (q)  Solvency
                    (r)  Title to Properties
                    (s)  Liens
                    (t)  Debt and Guaranty Obligations
                    (u)  Litigation
                    (v)  Absence of Defaults
                    (w)  Accuracy and Completeness of Information

Affirmative
Covenants:          The Credit Agreement will contain the same affirmative
                    covenants as are contained in the Existing Credit
                    Agreements, and such other affirmative covenants as First
                    Union determines to be necessary or advisable to accommodate and reflect the Dart Acquisition. The Existing Credit
                    Agreements contain affirmative covenants relating to the following:

                    (a)  Provision of periodic financial reports and information with respect to the Company and its subsidiaries
                    (b)  Preservation of Corporate Existence and Related Matters
                    (c)  Maintenance of Property
                    (d)  Insurance
                    (e)  Accounting Methods and Financial Records
                    (f)  Payment and Performance of Obligations
                    (g)  Compliance with Laws and Approvals
                    (h)  Environmental Laws
                    (i)  Compliance with ERISA
                    (j)  Compliance with Agreements
                    (k)  Conduct of Business
                    (l)  Visits and Inspections
                    (m)  Year 2000 Compatibility
                    (n)  Further Assurances

Negative Covenants: The Credit Agreement will contain the same negative covenants which are contained in the Existing Credit Agreements, and such other negative covenants as First Union determines to be necessary or advisable to accommodate and reflect the Dart Acquisition. The

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First Union Capital Markets Group

Richfood Holdings, Inc.-Summary of Terms and Conditions                       6
------------------------------------------------------------------------------

                    Existing Credit Agreements contain negative covenants relating to the following:

                    (a)  Limitations on Debt
                    (b)  Limitations on Liens
                    (c)  Limitations on Mergers and Liquidation
                    (d)  Limitations on Sale of Assets
                    (e) Prohibition against Limitations on Dividends and Distributions
                    (f)  Transactions with Affiliates
                    (g)  Certain Accounting Changes
                    (h)  Amendments, Payments and Prepayments of Subordinated
                         Debt

Financial
Covenants:          The Credit Agreement will contain the following financial
                    covenants:

                    (a) Total Funded Debt to EBITDA Ratio:  the ratio, measured quarterly, of (i) the consolidated funded debt of the Company and its subsidiaries (indebtedness for borrowed money, capital lease obligations, obligations under synthetic leases and other funded debt), to (ii) the Consolidated EBITDA (as defined below) of the Company and its subsidiaries for the four quarter period ending on the date of measurement, must not exceed (i) 4.25 to 1 at any time through and including May 1, 1999, (ii)
                        3.5 to 1 at any time thereafter through and including October 16, 1999, or (iii) 3.0 to 1 at any time thereafter.

                    (b) Fixed Charge Coverage Ratio:  the ratio, measured
                        quarterly, of (a) the Consolidated EBITDAR (as defined below) of the Company and its subsidiaries for the four fiscal quarter period ending on the date of measurement, to (b) the consolidated fixed charges of the Company and its subsidiaries (interest, current maturities of long-term debt, net rent, current obligations under synthetic leases and other fixed charges) for such four quarter period, must not be less than 1.5 to 1.

                    For purposes hereof, (1) "Consolidated EBITDA" means, without duplication, the consolidated net income of the Company and its subsidiaries for the applicable period plus the aggregate amount deducted in determining such consolidated net income for such period with respect to interest, taxes, depreciation and amortization, plus the proforma EBITDA for any entity acquired


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First Union Capital Markets Group

Richfood Holdings, Inc.-Summary of Terms and Conditions                       7
--------------------------------------------------------------------------------

                    during the applicable four quarter period, but excluding any non-cash gains or losses resulting from the sale, conversion or other disposition of assets, any gains or losses resulting from the write-up or write-down of assets, any equity in the unremitted earnings of any company which is not a wholly-owned subsidiary and any other non-cash extraordinary items; and (2) "Consolidated EBITDAR" means, without duplication, the consolidated net income of the Company and its subsidiaries for the applicable period plus the aggregate amount deducted in determining such consolidated net income for such period with respect to interest, taxes, depreciation, amortization and net rent, plus the proforma EBITDAR for any entity acquired during the applicable four quarter period, but excluding any non-cash gains or losses resulting from the sale, conversion or other disposition of assets, any gains or losses resulting from the write-up or write-down of assets, any equity in the unremitted earnings of any company which is not a wholly-owned subsidiary and any other non-cash extraordinary items.


Events of Default:  The Credit Agreement will contain the same events of default as are contained in the Existing Credit Agreements, and such other events of default as First Union determines to be necessary or advisable to accommodate and reflect the Dart Acquisition. The Existing Credit Agreements contain events of default relating to the following:

                    (a) Default in Payment of Principal of Loans and Reimbursement Obligations
                    (b)  Other Payment Defaults
                    (c)  Misrepresentation
                    (d)  Default in Performance of Certain Covenants
                    (e)  Default in Performance of Other Covenants and
                         Conditions
                    (f)  Hedging Agreements
                    (g)  Debt Cross-Default
                    (h)  Change in Control
                    (i)  Voluntary Bankruptcy Proceeding
                    (j)  Involuntary Bankruptcy Proceeding
                    (k)  Failure of Agreements
                    (l)  Termination Events
                    (m)  Judgments

Conditions
Precedent:          The Credit Agreement will contain conditions precedent
                    usual and customary for borrowers of this size and type or usual and customary for credit facilities of this size, type and purpose, including but not limited to, the following:

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First Union Capital Markets Group

Richfood Holdings, Inc.-Summary of Terms and Conditions                       8
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                    (a)  Consummation of the Dart Acquisition on terms
                         consistent with the draft acquisition documents dated as of April 8, 1998, provided by the Company to First Union
                    (b) Repayment and cancellation of existing Bank lines of credit
                    (c) Corporate certificates and resolutions and legal opinions reasonably satisfactory to the Agent and its counsel
                    (d)  Required approvals and consents
                    (e) Representations and warranties are true and correct as of closing in all material respects
                    (f)  Payment of fees due at closing
                    (g) No event or condition in the financial or capital markets that could reasonably be expected to have a material adverse effect on the primary syndication

Expenses:           The Company will pay all reasonable out-of-pocket costs and expenses (including, but not limited to, syndication expenses and the reasonable fees and disbursements of counsel) incurred by the Agent in connection with the Revolving Credit Facility and the Term Loan Facility and the enforcement and maintenance of the respective rights of the Agent and the Lenders under the Credit Agreement and related documents.

Majority Lenders:   51%

Participations and
Assignments:        Lenders will be permitted to assign their commitments in
                    minimum amounts of $5,000,000 subject to the Agent's and (as long as no default or event of default has occurred) the Company's consent, which consent will not be unreasonably withheld. An assignment fee of $3,500 will be paid to the Agent by the assigning Lender with respect to each such assignment. Participations will also be permitted upon the terms and subject to the conditions to be contained in the Credit Agreement; provided that no participant may be granted voting rights except with respect to matters that require the consent of all Lenders.

Governing Law:      Commonwealth of Virginia

Agent's Counsel:    Mays & Valentine, L.L.P., Richmond, Virginia

Miscellaneous:      This summary of terms and conditions is intended as a
                    summary only and does not purport to set forth all of the conditions, covenants, representations, warranties and other provisions which will be contained in the Credit Agreement and the other related

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First Union Capital Markets Group

Richfood Holdings, Inc.-Summary of Terms and Conditions                       9
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                    documentation for the Revolving Credit Facility and the Term
                    Loan Facility described herein.






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First Union Capital Markets Group

Richfood Holdings, Inc.-Summary of Terms and Conditions                      10
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                                                                      APPENDIX A
                                                                      ----------



                                      Revolving Credit        Term Loan             Facility Fee for
Total Funded Debt       Applicable    Facility LIBOR          Facility LIBOR        Revolving
to EBITDA Ratio         Category      Applicable Margin*      Applicable Margin*    Credit Facility*
---------------         --------      ------------------      ------------------    ----------------
Less than or equal to   Category 1          .25%                     .75%                 .15%
 2.0 to 1

Greater than 2.0 to 1   Category 2          .35%                     .75%                 .15%
 but less than or
 equal to 2.5 to 1

Greater than 2.5 to 1   Category 3         .425%                     .75%                 .20%
 but less than or
 equal to 3.0 to 1

Greater than 3.0 to 1   Category 4         .525%                     .75%                .225%
 but less than or
 equal to 3.5 to 1

Greater than 3.5 to 1   Category 5          .75%                    1.0%                  .25%

* The Revolving Credit Facility LIBOR Applicable Margin, the Term Loan Facility LIBOR Applicable Margin and the Facility Fee will be fixed at Category 5 levels until the Agent has received the compliance certificate as outlined more fully in the definitive Credit Agreement covering the first full quarter ending after the closing date, and thereafter will be based on the table above.


#511739v6

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First Union Capital Markets Group